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                                                                    EXHIBIT 1.2

                            FORWARD STOCK CONTRACT

To:            Prentiss Properties Trust
               3890 West NW Highway, Suite 400
               Dallas, TX 75220

               Prentiss Properties Acquisition Partners, L.P.
               3890 West NW Highway, Suite 400
               Dallas, TX 75220
               Attn.: Michael A. Ernst

From:          Union Bank of Switzerland, London Branch
               c/o UBS Securities LLC, as agent
               299 Park Avenue
               New York, NY 10171

Date:          2 February 1998

Ladies and Gentlemen,

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement dated as of 2 February 1998, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purposes of this Transaction.

The Agreement and each Confirmation thereunder will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

I.   THE TRANSACTION

Prentiss Properties Trust (the "Trust") and Prentiss Properties Acquisition Partners, L.P. ("PPAP") (such entities collectively referred to herein as the "Company") the Union Bank of Switzerland, London Branch ("UBS") acting through UBS Securities LLC as its agent for each purchase or sale of Securities ("UBS LLC"), hereby agree to make the payments and deliveries provided for in Sections III., IV. and V. hereof, all on the terms more particularly specified herein (this "Confirmation").

II.  DEFINITIONS

For the purposes of this Confirmation, the following terms shall have the meanings set opposite:

Adjustments:   In the event of:

               (a) a subdivision, consolidation or reclassification of the Common Shares, or a free distribution or dividend of any Common Shares to all existing holders of Common Shares by way of bonus,

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                            FORWARD STOCK CONTRACT

                               capitalization or similar issue;

                               (b) a distribution or dividend to all existing holders of Common Shares of (i) additional Common Shares or (ii) other share capital or securities granting right to payment of dividends and/or the proceeds of liquidation of the Company equally or proportionally with such payments to holders of Common Shares or (iii) any other type of securities, warrants or other assets, in any case for payment (cash or otherwise) at less than the prevailing market price; or

                               (c) any other event that has a diluting or concentrative effect on the value of the Underlying Shares,

                               an adjustment shall thereupon be effected to the Forward Price and/or the Underlying Shares at the time of such event with the intent that following such adjustment, the value of this Transaction is economically equivalent to the value immediately prior to the occurrence of the event causing the adjustment.

Calculation Agent:             UBS, whose calculations and determinations shall
                               be made in a commercially reasonable manner and shall be binding absent manifest error.

Calculation Period:            Means each period commencing on and including:

                               (i) in the case of the first Calculation Period, the Effective Date and ending on but excluding the first Interim Settlement Date, and

                               (ii) for each period thereafter, an Interim
                               Settlement Date and ending on but excluding the earlier of the next following Interim Settlement Date or Day S.

                               If there is a Partial Settlement, then (i) the Calculation Period for the Settlement Shares covered by such Partial Settlement Share shall end on Day S for such Partial Settlement and (ii) the Calculation Period for the remaining Underlying Shares shall be determined without regard to such Partial Settlement.

Collateral Release Shares:     Common Shares delivered pursuant to Section V.C.

Collateral Valuation Date:     In the event that the Company posts cash
                               collateral pursuant to Section V. or VI. any day upon which the amount of collateral required is calculated.

Common Shares:                 common shares of Prentiss Properties Trust
                               (ticker "PP"), par value $0.01.

Compounding Period:            Means each period commencing on and including:


                               (i) in the case of the first Compounding Period, the Effective Date

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                            FORWARD STOCK CONTRACT

                          and ending on but excluding the first Reset Date, and

                          (ii) for each period thereafter, a Reset Date and ending on (but excluding) the earlier of the next following Reset Date or Day S.

                          If there is a Partial Settlement, then (i) the Compounding Period for the Settlement Shares covered by such Partial Settlement shall end on Day S for such Partial Settlement and (ii) the Compounding Period for the remaining Underlying Shares shall be determined without regard to such Partial Settlement.

Customer Account:         means the account established in favor of the Company
                          pursuant to the Customer Agreement dated the date hereof between the Company and UBS Securities LLC

Daycount Fraction:        Actual/360

Day S: For Settlement pursuant to Section III. or VI. or Interim Net Stock Settlement pursuant to Section IV., the day upon which settlement activities shall begin.

Dividend Amount:          A) Means, on each Reset Date or Day S an amount in
                          U.S. Dollars equal to the sum of all cash distributions paid on a single Common Share during the relevant Compounding Period; and

                          B) Separately, and not included in Dividend Amount, UBS will cause UBS LLC to pay to the Company on the Business Day after the relevant dividend payment date declared by the Company's Board of Directors, (i) all cash dividends or cash distributions on Common Shares that have gone ex-dividend, but on which such dividends or cash distributions have not been paid, prior to the end of the final Compounding Period for any settlement, based on a number of Common Shares equal to the number of Settlement Shares for such settlement, (ii) all cash dividends or cash distributions received by UBS at any time, on Common Shares delivered by the Company pursuant to Section
                          III. E. that have gone ex-dividend after Day S but prior to the end of the Unwind Period for any settlement, and (iii) all cash dividends or cash distributions paid on Common Shares held in the Customer Account.

Effective Date:           2 February 1998

Equity Capitalization:    At any time, the product of Common Shares outstanding
                          (excluding operating partnership units) times the Market Price of the Underlying Shares.

Exchange Trading Day:     Each day on which the Relevant Exchange is open for
                          trading.

Forward Price:            On each Reset Date or Day S, the Forward Price shall
                          be determined for such day by:

                          a) multiplying the Initial Price for the Compounding Period by the

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                            FORWARD STOCK CONTRACT


                               sum of

                               1 plus the product of the appropriate Daycount Fraction times the sum of (i) LIBOR, determined as of the previous Reset Date or, in the case of the first Reset Date, the Trade Date for a Designated Maturity of 3 months, plus (ii) Spread; and

                               b) subtracting the Dividend Amount at that date;

                               provided, however that if the Company delivers Interim Settlement Shares pursuant to Section IV. or Collateral Release Shares pursuant to Section V.C. during any Calculation Period, the Forward Price for purposes of determining the Initial Price for the first Compounding Period during such Calculation Period, shall be adjusted to a price equal to the closing price of the Common Shares on the Exchange Trading Day immediately prior to the most recent Interim Settlement Date, adjusted up for any positive result or down for any negative result of the following formula:

                               (i) the Interim Settlement Amount for the most recent Interim Settlement Date,

                               minus,

                               (ii) the product of (a) the number of Interim Settlement Shares or Collateral Release Shares, as the case may be, times (b) the average closing price of the Common Shares on the five (5) Exchange Trading Days immediately following the receipt of the Interim Settlement Shares by UBS pursuant to Section IV. or the Collateral Release Shares pursuant to Section V.C., such result divided by,

                               (iii) the number of Underlying Shares.

Initial Price:                 Means, for each Common Share,

                               a) for the Compounding Period ending on the first Reset Date, an amount in U.S. Dollars equal to $27.00, and

                               b) for each subsequent Reset Date, the Forward Price as calculated on or adjusted as of the prior Reset Date.

Interim Settlement Dates:      each Reset Date.

Interim Settlement Amount:     on any Interim Settlement Date, the product of
                               (a) the number of Underlying Shares, and (b) the difference between the Forward Price and the closing sale price of the Common Shares on the Relevant Exchange on the Exchange Trading Day immediately prior to such Interim Settlement
                               Date.

Interim Settlement Shares:     Means the number of Common Shares equal to (i)
                               105% times (ii) the

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                            FORWARD STOCK CONTRACT


                               Interim Settlement Amount divided by (iii) the closing sale price of the Common Shares on the Relevant Exchange on the Exchange Trading Day immediately prior to such Interim Settlement Date.

LIBOR: "LIBOR" means the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in USD at approximately 11:00 a.m. (London time) two (2) Business Days prior to a Reset Date. If for any reason such rate is not available, then the term "LIBOR" shall mean, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in USD at approximately 11:00 a.m. (London time) two (2) Business Days prior to a Reset Date; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, then the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). For purposes of the First reset Date LIBOR shall be 5.625%.

Line of Credit:                Means the Credit Agreement, dated as of December
                               30, 1997, among Prentiss Properties Acquisition
                               Partners, L.P. ("PPAP"), Bank One, Texas, N.A.
                               and NationsBank of Texas, N.A., as the same may be amended, restated or superseded from time to time.

Mandatory Unwind Date:         In the case of a Mandatory Unwind Event specified
                               in clause (i) of the definition thereof, 1
                               Exchange Trading Day after such Mandatory Unwind
                               Event occurs. In the case of a Mandatory Unwind
                               Event specified in clause (ii) of such provision, the date specified in the notice delivered to the Company (which date shall be at least 5 Business
                               Days after the date such notice becomes
                               effective).



Mandatory Unwind
Thresholds:                    Mandatory
                               Unwind Thresholds    Unwind Share Limit
                               -----------------    ------------------
                                   $20.50           up to    40.0% of Underlying
                                                    Shares
                                   $18.50                    67.0%
                                   $16.40                    100.0%
                               $600,000,000 Equity
                               Capitalization                100.0%


Market Price:                  With respect to any security that is traded on a
                               Stock Exchange, means the average of the closing sale prices on such Stock Exchange for such security for the 10 Exchange Trading Days immediately prior to the calculation date.

Maturity Date:                 One (1) year after the Effective Date, subject to
                               extension upon the written approval of UBS in its sole discretion.

Maturity Placement Fee:        1.00%, based on the mechanics in Section III. E.
                               The parties may agree to alter the settlement mechanics which may result in a different
                               Maturity Placement Fee.

Relevant Exchange:             Means, with respect to any Exchange Trading Day,
                               the principal

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                            FORWARD STOCK CONTRACT

                               Stock Exchange on which the Common Shares are traded on that day.

Reset Dates:                   30 April 1998, 30 July 1998, 30 October 1998,
                               subject to adjustment in accordance with the Modified Following Business Day convention.

Settlement Amount:             The product of the Settlement Price times the
                               Settlement Shares.

Settlement Disruption Event:   Means an event beyond the control of the parties
                               as a result of which The Depository Trust Company
                               ("DTC") or any successor depository cannot effect a transfer of the Settlement Shares or the Common
                               Shares. If there is a Settlement Disruption Event on a Valuation Date, then the transfer of the Common Shares that would otherwise be due to be made by UBS LLC for the account of UBS or the transfer of the Common Shares that would otherwise be due to be made by the Company, as applicable, on that date shall take place on the first succeeding Exchange Trading Day on which settlement can take place through DTC, provided that if such a Settlement Disruption Event persists for five consecutive Business Days, then the Party obliged to deliver such Settlement
                               Shares shall use its best efforts to cause such Shares to be delivered promptly thereafter to the other Party in any commercially reasonable manner.

Settlement Price:              If Day S is a Reset Date, the Forward Price. If
                               Day S is not a Reset Date, the Forward Price adjusted for LIBOR breakage adjustments (either positive or negative) for the Settlement Shares for the period from Day S to the next following
                               Reset Date. Any breakage adjustments shall be calculated by the Calculation Agent in accordance with the provisions for similar calculations set forth in the Line of Credit.

Settlement Shares:             The number of shares up to the full number of
                               Underlying Shares subject to settlement under
                               Section III. or VI.

Spread: 1.35% per annum. In the event the company's securities or any securities of PPAP are rated BBB- or the equivalent or higher, then on the next Reset Date, this Spread will be adjusted to equal the spread over LIBOR then provided for in the Line of Credit, for the Company's unsecured borrowing rate.

Stock Exchange:                Means the New York Stock Exchange, the American
                               Stock Exchange or The NASDAQ Stock Market.

Stock Settlement
Unwind Price:                  The daily average closing sale price of the
                               Common Shares on the Relevant Exchange for the Exchange Trading Days during the Unwind Period.
                               In the event of an extension of the Unwind Period after the Unwind Period has commenced, such average may be adjusted by the Calculation Agent, in a commercially reasonable manner, to reflect the effect if any of such extension.

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                            FORWARD STOCK CONTRACT

Trade Date:                    2 February 1998

UBS LLC:                       UBS Securities LLC

Unwind Period:                 In the event of Stock Settlement or Net Stock
                               Settlement, such number of Exchange Trading Days as the Company shall specify in a Settlement
                               Notice (which shall not be more than 60; subject to change based on mutual agreement) beginning on Day S; provided that such period may be extended upon at least two (2) Exchange Trading Days written notice by either the Company or UBS for up to an additional 10 Exchange Trading Days and shall also be extended for a number of Exchange
                               Trading Days equal to the number of Exchange
                               Trading Days during which any Market Disruption
                               Event occurs during the Unwind Period.

Underlying Shares:             1,100,000 Common Shares of the Company (ticker
                               "PP"), subject to adjustment in the event of Partial Settlements.

Valuation Date:                In the case of determining any Physical
                               Settlement value, Net Stock Settlement Shares or
                               Stock Settlement Shares, Day S, the day preceding
                               Day S and all Exchange Trading Days during the
                               Unwind Period respectively; in the case of determining any Preliminary Stock Settlement
                               Shares or Preliminary Net Stock Settlement
                               Shares, the Exchange Trading Day immediately preceding Day S; in the case of determining the Interim Settlement Amount and related calculation, the day prior to the Interim
                               Settlement Date, and the five (5) Exchange
                               Trading Days following receipt of Interim
                               Settlement Shares by UBS.

Valuation Time:                4:00 pm EST, or in the event the Relevant
                               Exchange closes early, such closing time.


III. SETTLEMENT

A.   NOTICE AND PROCEDURES

1. The Company may on any Exchange Trading Day up to and including the Maturity Date, upon the giving of at least five (5) Business Days telephonic notice to UBS (the "Settlement Notice"), settle all or part of this Transaction. The Settlement Notice shall specify:

          (i)   the Settlement Shares,

          (ii) the settlement method (Physical, Stock or Net Stock Settlement, as such methods are described below);

          (iii) the number of Exchange Trading Days in the Unwind Period, and

          (iv) Day S, which must be an Exchange Trading Day; provided however, that if Physical or Net Stock Settlement is selected and in UBS' reasonable judgement the settlement of the Settlement Shares would potentially violate or contravene any legal or regulatory prohibition or requirement applicable to UBS or cause UBS to contravene any established UBS corporate policy or compliance policy of general

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                            FORWARD STOCK CONTRACT

          application which relates to any legal or regulatory prohibition or requirement applicable to UBS (other than any corporate policy limiting the amount of UBS's investment in another entity) then UBS shall at least three (3) Business Days prior to the proposed Day S, notify the Company telephonically (confirmed by writing) of any such impediment and its estimate of the period during which such impediment will preclude UBS' ability to settle all or part of this Transaction.

          The Settlement Notice shall be effective only if the notice requirements specified above are fulfilled; provided, that if no settlement method is specified, then the settlement method shall be deemed to be Physical Settlement and provided further that the Company may upon telephonic notice to UBS at least one (1) Exchange Trading Day prior to the proposed Day S withdraw any Settlement Notice.

     In the case of any Partial Settlement, following such settlement the number of Underlying Shares to which this Transaction shall relate shall be adjusted, as of Day S, by subtracting the number of Settlement Shares from the number of Underlying Shares (as the same may have been adjusted prior to such Partial Settlement) immediately prior to such Day S. The Settlement Shares shall not be subject to forward accretion and shall be treated separately from the remaining Underlying Shares during any Unwind Period.

2. On Day S, the Settlement Price for the Settlement Shares and the Settlement Amount shall be determined for Day S.

3. The Settlement Amount shall be settled pursuant to the settlement method (B, C, or D of this section III.) selected by the Company in its sole discretion.

4.   If settlement with respect to the Settlement Shares shall occur pursuant to
     Section III.A.1. (but not as a result of a Mandatory Unwind Event) on or before the 270th day following the Effective Date, then the Settlement Price for purposes of such settlement shall be increased by any positive amount, calculated by UBS as follows:

        Spread x Forward Price x (270 - calendar days since Trade Date)
                                 --------------------------------------
                                                    360

     provided, that such increase shall not apply to up to 25% of the Underlying Shares to be settled on or after the 90th day following the Effective Date and up to 50% of the Underlying Shares to be settled on or after the 180th day following the Effective Date.

5. It shall be a condition precedent to any right of the Company to elect Stock Settlement (III. C. below) or Net Stock Settlement (III. D. below), that the Company must (i) notify UBS of such election at least 5 Business Days prior to Day S and (ii) prior to Day S, cause to be filed with the Securities and Exchange Commission (the "Commission") and cause to become effective under the Securities Act of 1933, as amended (the "Securities Act") a registration statement that results in UBS being able to resell all Common Shares to be delivered by the Company to UBS LLC for the account of UBS in effecting such Stock Settlement or Net Stock Settlement without further registration under the Securities Act of 1933, as amended, such registration statement to include one or more preliminary prospectuses, prospectuses, and any amendments and supplements thereto such that any preliminary prospectus or prospectus, as amended or supplemented, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made. In addition, the Company shall not deliver any Common Shares to UBS LLC for the account of UBS pursuant

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                            FORWARD STOCK CONTRACT

     to Sections IV. or V.C. below unless at the time of such delivery a registration statement has become effective under the Securities Act that results in UBS being able to resell such Common Shares without further registration under the Securities Act, such Registration Statement to include one or more preliminary prospectuses, prospectus and any amendments or supplements thereto such that any preliminary prospectus or prospectus, as amended or supplemented, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made. The Company further agrees that it will cause any such Registration Statement referred to in this paragraph 5 of Section III.A. to remain in effect until the earliest of the date on which (i) all Common Shares issued pursuant hereto and not required to be delivered to the Company hereunder have been sold by UBS LLC for the account of UBS and UBS agrees to notify the Company of such fact, within two (2) Business Days of its occurrence, (ii) UBS LLC for the account of UBS is able to sell the Common Shares subject thereto under Rule 144(k), or
     (iii) UBS has advised the Company that it no longer requires that such registration statement be effective; provided, however, that in no event shall the Company be obligated to keep such Registration Statement effective for more than 10 Exchange Trading Days after the end of the applicable Unwind Period.

B.   PHYSICAL SETTLEMENT

     If the Company elects Physical Settlement, the Company shall settle by delivering cash in an amount equal to the Settlement Amount in exchange for the Settlement Shares ("Physical Settlement") on the Exchange Trading Day immediately succeeding Day S. UBS shall cause UBS LLC for the account of UBS to deliver the Settlement Shares to the Company on the Exchange Trading Day immediately succeeding Day S upon receipt of such Physical Settlement.

C.   STOCK SETTLEMENT

     If the Company elects to settle the Settlement Amount by delivering Common Shares in exchange for the Settlement Shares ("Stock Settlement"), the number of Common Shares to be delivered (the "Stock Settlement Shares") shall be equal to (a) the Settlement Amount divided by (b) the Stock Settlement Unwind Price. The mechanics for settlement are set forth in
     Section III. E. below and Section VI.

D.   NET STOCK SETTLEMENT

     If the Company elects to settle the Settlement Amount on a net stock basis ("Net Stock Settlement"), the number of net stock settlement shares (the "Net Stock Settlement Shares") shall equal:

          i)   the number of Settlement Shares, times

          ii) the Settlement Price minus the Stock Settlement Unwind Price, divided by

          iii) the Stock Settlement Unwind Price.

     If such calculation yields a negative number, this shall indicate the number of Common Shares to be delivered from UBS LLC for the account of UBS to the Company. The mechanics for settlement are set forth in Section III.
     E. below and Article VI. (This section

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                            FORWARD STOCK CONTRACT

     does not apply for purposes of Interim Net Stock Settlement.)

E.  STOCK AND NET STOCK SETTLEMENT MECHANICS

    1.    Preliminary Stock Settlement:

          If the Company has chosen Stock Settlement, the Company shall deliver to UBS LLC for the account of UBS, by 11:00 a.m. on Day S, that number of Common Shares (the "Preliminary Stock Settlement Shares"), equal to the product of (i)(a) the Settlement Amount divided by (b) the closing price of the Common Shares on the Exchange Trading Day immediately preceding Day S, times (ii) 110%. Upon receipt of the Preliminary Stock Settlement Shares, UBS will cause UBS LLC to deposit the Settlement Shares in the Company's Customer Account.

     2.   Preliminary Net Stock Settlement:

          If the Company has chosen Net Stock Settlement and if the Settlement Price exceeds the closing price of the Common Shares on the Exchange Trading Day immediately preceding Day S, the Company shall deliver to UBS LLC for the account of UBS by 11:00 a.m. on Day S, that number of Common Shares (the "Preliminary Net Stock Settlement Shares") equal to
          (i)(a) the number of Settlement Shares times (b) the difference between the Settlement Price and the closing price of the Common Shares on the Exchange Trading Day immediately preceding Day S divided by (ii) the closing price of the Common Shares on the Exchange Trading Day immediately preceding Day S times (iii) 125%. If the closing price of the Common Shares on the Exchange Trading Day immediately preceding Day S exceeds the Settlement Price, the Company shall not be required to deliver any shares to UBS LLC for the account of UBS under this subsection III.E.2.

     3. By 11:00 a.m. on every fifth (5th) Exchange Trading Day (other than the final Exchange Trading Day) during the Unwind Period and on the Business Day following the final Exchange Trading Day of the Unwind
          Period:

          A.   For Stock Settlement:

          Stock Settlement Shares shall be calculated as if such Exchange Trading Day were Day S, except that (a) there shall be no recalculation of the Settlement Amount and (b) for purposes of calculating the Stock Settlement Unwind Price, the Unwind Period shall be deemed to have ended on the Exchange Trading Day for which the calculation is made.

          (i) if (a) Stock Settlement Shares (calculated as set forth above) are greater than (b) the sum of (x) Preliminary Stock Settlement Shares plus (y) any shares previously delivered pursuant to this subparagraph
          (i), then the Company shall deliver that number of Common Shares equal to the difference between (a) and (b) to UBS LLC for the account of UBS, and

          (ii) as of the final day of the Unwind Period, if (a) the sum of (x) Preliminary Stock Settlement Shares plus (y) any shares previously delivered pursuant to this settlement under subparagraph (i), above is greater than Stock Settlement Shares, then UBS LLC, for the account of UBS, shall deliver that number of Common Shares equal to

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                            FORWARD STOCK CONTRACT

     the difference between (a) and (b) above to the Company's Customer Account,

     B.   For Net Stock Settlement:

     Net Stock Settlement Shares shall be calculated as if such Exchange Trading Day were Day S except that (a) there shall be no recalculation of the Settlement Amount and (b) for purposes of calculating the Stock Settlement Unwind Price, the Unwind Period shall be deemed to have ended on the Exchange Trading Day for which the calculation is made.

     (i) if (a) Net Stock Settlement Shares are greater than (b) the sum of (x) Preliminary Net Stock Settlement Shares plus (y) any shares previously delivered pursuant to this settlement under this subparagraph (i), then the Company shall deliver Common Shares (which Common Shares may be delivered from its Margin Account) equal in number to the difference between (a) and
     (b) to UBS LLC for the account of UBS, or

     (ii) as of the final day of the Unwind Period, if (a) the sum of (x) Preliminary Net Stock Settlement Shares plus (y) any shares previously delivered pursuant to this settlement under subparagraph (i), above is greater than (b) Net Stock Settlement Shares, then UBS LLC, for the account of UBS, shall deliver that number of Common Shares equal to the difference between (a) and (b) above to the Company's Customer Account.

4. The Company shall cause all shares delivered by it to UBS LLC for the account of UBS to be delivered within two Exchange Trading Days following its receipt of a statement showing the calculation of the number of shares to be delivered and to be fully and effectively registered under the Securities Act (as provided in Section III.A.5. above).

5. As of 11:00 a.m. on the Exchange Trading Day following the final Exchange Trading Day of the Unwind Period, UBS LLC for the account of UBS shall (i) release all claims to Common Shares held in the Company's Customer Account, including any Settlement Shares delivered pursuant to Preliminary Stock Settlement (Section III.E.1. above), and deliver all such Common Shares to the Company with the dollar value of all fractional shares settled in cash and (ii) release to the Company all Cash Collateral held by UBS.

6. In the event of Stock or Net Stock Settlement pursuant to Section III.C. or III.D., the Company shall pay an unwind accretion fee, in cash or stock, calculated in accordance with the following formula:

     Settlement Amount x (days in Unwind Period) x (1 month LIBOR + Spread)
     -----------------    ---------------------
             2                    360

7. In the event of Stock or Net Stock Settlement pursuant to Section III.C. or III.D., the Company shall pay a placement fee to UBS LLC for the account of UBS calculated as:

                  Settlement Amount x Maturity Placement Fee%

                            FORWARD STOCK CONTRACT

IV.  INTERIM NET STOCK SETTLEMENT

     On each Interim Settlement Date, if the Interim Settlement Shares is a positive number, then on the Business Day following the fifth (5th) Exchange Trading Day thereafter the Company shall deliver a number of Common Shares to UBS LLC for the account of UBS equal to the Interim Settlement Shares; provided, however, that if the Company is restricted by law or regulation or self-regulatory requirements or related policies and procedures, whether or not such requirements, policies or procedures are imposed by law directly or have been voluntarily adopted by the Company to insure compliance with applicable laws, or in its reasonable judgement is otherwise unable or unwilling to deliver registered Common Shares, the Company shall deliver Cash Collateral to UBS as described in Section V.B. below.

V.   COLLATERAL PROVISIONS

A. If the Company fails to deliver an effective resale registration statement within 90 days of the Trade Date, then until an effective resale registration statement is provided and an Interim Net Stock Settlement can be effected, the Company shall deliver Cash Collateral to a Cash Collateral Account at UBS in an amount equal to any Interim Settlement Amount due to UBS. If Cash Collateral is delivered pursuant to this Section V.A., then until an Interim Net Settlement can be effected or the transaction is settled on a Physical Settlement basis or a registration statement becomes effective, the Interim Settlement Amount shall be recalculated twice per month thereafter (each such date being a Collateral Adjustment Date) until an effective resale registration statement is delivered and the amount of Cash Collateral shall be adjusted to equal such recalculated Interim Settlement Amount.

B. In the event that the Company does not deliver Common Shares pursuant to Paragraph IV. for one or more of the reasons described in the provision at the end of such paragraph, then, unless Cash Collateral has been delivered pursuant to Section V.A. above, the Company shall deliver Cash Collateral in an amount equal to the Interim Settlement Amount to a Cash Collateral Account at UBS as promptly as practicable, but not later than the Business Day following the fifth (5th) Exchange Trading Day after the applicable Interim Settlement Date.

C.   If the Company has delivered Cash Collateral to UBS pursuant to paragraphs
     A. or B. above, at the Company's option, the Company may deliver freely saleable registered Common Shares to UBS equal in saleable market value, based on closing sale prices of Common Shares on the Relevant Exchange on the Exchange Trading Day prior to such delivery, to the value of the Cash Collateral held in the Cash Collateral Account at UBS. Simultaneously with the delivery of such Common Shares, UBS shall release all claims to Cash Collateral held in the Cash Collateral Account and deliver such amounts to the Company by 11:00 a.m. on the second (2nd) subsequent Exchange Trading Day. On any subsequent Interim Settlement Date, if Cash Collateral is held by UBS, UBS shall deliver to the Company by 11:00 a.m. on the second (2nd) subsequent Exchange Trading Day after such Interim Settlement Date, the amount by which the amount of Cash Collateral exceeds the Interim Settlement Amount.

                            FORWARD STOCK CONTRACT

D.   Security Interest

     The Company hereby pledges to UBS, as security for its obligations herein, a first priority continuing security interest in, lien on and right of set-off against all Cash Collateral Paid to UBS, or UBS Securities LLC, as its agent. Upon release to the Company by UBS of such Cash Collateral, the security interest and lien granted hereunder will be released immediately, and, to the extent possible, without any further action by either party.

E.   Representations

     The Company represents to UBS (which representations will be deemed to be repeated as of each date that the Company Pays Cash Collateral to UBS) that:

     (i) it has the power to grant a security interest in and lien on any Cash Collateral it Pays to UBS and has taken all necessary actions to authorize the granting of that security interest and lien;

     (ii) it is the sole owner of or otherwise has the right to Pay all Cash Collateral to UBS hereunder, free and clear of any security interest, lien, encumbrance or other restrictions other than the security interest and lien created hereby;

     (iii) upon Payment of any Cash Collateral to UBS under the terms of this Confirmation, UBS will have a valid and perfected first priority security interest therein (assuming that any third-party financial intermediary or other entity not within its control involved in the transfer of the Cash Collateral gives the notices and takes the action required of it under applicable law for perfection of that interest), and

     (iv) the performance by it of its obligations under this Confirmation will not result in the creation of any security interest, lien or other encumbrance on any Cash Collateral other than the security interest and lien granted hereunder.

F.   Return of Collateral

     (i) On each Interim Settlement Date or Collateral Adjustment Date the Interim Settlement Amount shall be calculated and compared to the existing cash Collateral as of the prior Exchange Trading Day. No later than 11:00 a.m. on the second (2nd) subsequent Exchange Trading Day the parties shall exchange payments such that the Cash Collateral amount will then equal the calculated Interim Settlement Amount.

     (ii) Any Cash Collateral held by UBS or UBS Securities LLC, as agent, during settlement of the Transaction pursuant to Sections III. or VI. shall be held until the end of the applicable Unwind Period and shall be released upon the final Settlement Date for that Unwind Period.

G.   Interest on Cash Collateral

     Any Cash Collateral Paid in USD and held by UBS shall accrue interest at 1 month LIBOR (LIBOR shall be established on the collateral delivery date). In the event that Collateral Release Shares are delivered and the Forward Price is adjusted to reflect such delivery, no interest will be paid on the collateral returned by UBS to the Company.

                            FORWARD STOCK CONTRACT


H.   Definitions related to Collateral Provisions

     "Cash Collateral" means the amount of cash, cash equivalents or letters of credit issued in favor of UBS by one or more banks having a credit rating with respect to their unsecured debt of at least A- or the equivalent and having expiration dates not less than 70 Exchange Trading Days after the Maturity Date, all denominated in USD, if any, Paid by the Company to or for the benefit of UBS, acting through UBS Securities LLC as its agent, pursuant to sections IV. or V. of this Confirmation.

     "Collateral Adjustment Date" means any day upon which the amount of Cash Collateral required pursuant to Section V.A. of this Confirmation is calculated.

     "Local Business Day" means a day on which commercial banks in New York, New York are open for business (including dealings in foreign exchange).

     "Paid", "Pays" or "Payment" means payment in same day funds in the same manner provided for payments to be made to UBS, or UBS Securities LLC as its agent under this Forward Stock Contract.

VI.  CERTAIN COVENANTS AND OTHER PROVISIONS

Ability to Settle in Stock:    As of the date hereof, the Company has not, and
                               after the date hereof, the Company will not, enter into any obligation that would contractually prohibit the Company from Stock
                               Settlement of any shares under this Agreement.

Condition Precedent to
Physical Settlement:           It shall be a condition precedent to any right of
                               the Company to elect Physical Settlement, that the Company must not more than 180 days prior to such Day S have completed the private placement or public offering of such number of Common
                               Shares or any security that may be converted, exchanged or exercised into Common Shares, having such initial purchase price so as to provide the Company with net cash proceeds in an amount not less than the Settlement Amount.

Joint and Several Liability:   All obligations of the Trust or PPAP hereunder
                               shall be joint and several obligations of the Trust and PPAP.

Mandatory Unwind Event:        If at any time prior to the Maturity Date:

                               (i) the average closing price on the Relevant Exchange of the Common Shares on any three (3) consecutive Exchange Trading Days, or the Equity Capitalization, is equal to or less than any of the Mandatory Unwind Thresholds, then such day shall be declared a Reset Date, and UBS shall have the right, upon written notice to the Company, to require the parties to settle all or a portion of the Transaction (up to the cumulative Unwind Share Limit for the corresponding Mandatory Unwind Threshold) on the Mandatory Unwind Date pursuant to the settlement procedures set forth in Section III. above,

                               Once a Mandatory Unwind Event has occurred, if the trading price of

                            FORWARD STOCK CONTRACT

                          the Common Shares is less than a lower Mandatory Unwind Threshold, UBS shall have the right upon providing written notice to the Company, to require the parties to settle on the Mandatory Unwind Date pursuant to Section III. above, all or a portion of the Transaction, up to a number of Common Shares equal to the number of Underlying Shares multiplied by the corresponding cumulative Unwind Share Limit, on the mandatory Unwind Date pursuant to the settlement procedures set forth in Section III. above.

                          or,

                          (ii) if any of the following events occur:

                          (1) any Financial Covenant Default as more particularly described in Exhibit A attached hereto;

                          (2) any Event of Default that has not been cured or waived by the respective lender(s) under the Company's Line of Credit.

                          (3) any Event of Default that has not been cured or waived by the respective lender(s) under any other unsecured and/or recourse lending agreement involving the Company involving Specified Indebtedness in aggregate amount of no less than the Threshold Amount;

                          (4) Bankruptcy or Insolvency (as such terms are defined in the Agreement); and/or

                          (5) any failure of the Company to post Cash Collateral pursuant to IV.C. herein if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to such party.

                          then, UBS LLC for the account of UBS may require all or part of the Transaction to be settled early on the Mandatory Unwind Date pursuant to the settlement procedures set forth in Section III.

                          For purposes of the settlement procedures set forth in
                          Section III, "Day S" shall be the Mandatory Unwind Date and the "Settlement Shares" shall be the number of Common Shares to be settled pursuant to clause (i) or (ii) above. The Company may elect the method of settlement for such early settlement in accordance with the settlement provisions set forth herein; provided, however, that if Stock Settlement or Net Stock Settlement is elected, and (1) no resale Registration Statement has been provided and declared effective prior to Day S or (2) any resale Registration Statement so provided and declared effective becomes, on Day S or during an Unwind Period, the subject of a stop order suspending its effectiveness or is the subject of any proceeding for that purpose or any such proceeding is threatened by the Commission, then the Company at its sole option may choose to (A) cash collateralize 125% of its obligation to UBS in a manner similar to that described in Section V. (including the applicable periods for delivery of cash collateral), (B)

                            FORWARD STOCK CONTRACT

                          effect Physical Settlement as to all of the Settlement Shares in accordance with Section III.B. hereof on the Exchange Trading Day immediately succeeding the occurrence of one of the events specified in (1) or
                          (2) above or (C) effect settlement with Common Shares that are not subject to a resale Registration Statement to allow UBS to unwind the Transaction and liquidate any position it may hold in such unregistered Settlement Shares by means of negotiated private resales reasonably acceptable to the Company, to the extent and in the manner permitted by applicable federal and state securities laws. In recognition that such negotiated private resales, if any, are likely to be completed at prices reflective of a discount to the prevailing open market prices for any freely tradeable Common Shares, the Company agrees to deliver such number of supplemental Common Shares as UBS may reasonably request to which UBS shall assign a dollar price in order to approximate an aggregate amount equal to the aggregate discount accepted by UBS in connection with the resale of the Settlement Shares or the Company shall pay an amount to UBS equal to the aggregate discount accepted by UBS in connection with the resale of the Settlement Shares.

                          Upon completion of all settlement activities, UBS LLC for the account of UBS, will promptly return all remaining shares in the Company's Customer Account to the Company.

Market Disruption Event:  The occurrence or existence on any Exchange Trading
                          Day during the one-half hour period that ends at the Valuation Time of any suspension of or limitation imposed on trading on (i) any of the Relevant Exchanges or (ii) any of the exchange or boards of trade or futures contract market on which options or future contracts on the Common Shares of the Company are traded if, in the reasonable determination of the Calculation Agent, such suspension or limitation is material. In the event that a Market Disruption Event occurs or is continuing on a Valuation Date, then any determination of the closing sale price of the Common Shares shall be postponed to the first succeeding Exchange Trading Day on which there is no Market Disruption Event, provided that if there is a Market Disruption Event on each of the five Exchange Trading Days immediately following the original Valuation Date that but for the Market Disruption Event would have been a day on which the closing sale price of the Common Shares would have been determined, such fifth Exchange Trading Day shall be deemed to be such Valuation Date notwithstanding the Market Disruption Event and the Calculation Agent shall, in consultation with the Company, determine the closing sale price for that Valuation Date based upon the last closing sale price prior to such Market Disruption Event, and if applicable, shall effect the settlement of the Underlying Shares by using such last closing sale price for the determination of the Stock Settlement Unwind Price.

                          The Calculation Agent shall within one (1) Business Day notify the other party of the existence or occurrence of a Market Disruption Event on any day that but for the occurrence or existence of a Market

                            FORWARD STOCK CONTRACT


                               Disruption Event would have been a Valuation
                               Date.

Regulatory Compliance:         Each party agrees that if the delivery of shares
                               upon settlement is subject to any restriction imposed by a regulatory authority, it shall not be an event of default, and the parties will negotiate in good faith a procedure to effect settlement of such shares in a manner which complies with any relevant rules of such regulatory authority and which is satisfactory in form and substance to their respective counsel.

Securities Law Compliance:     Each party agrees that it will comply, in
                               connection with this Transaction and all related or contemporaneous sales and purchases of the Company's Common Shares, with the applicable provisions of the Securities Act, the Securities
                               Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder.

Settlement:                    All settlements shall occur through DTC or any
                               other mutually acceptable depository.


Settlement Stock Delivery:     Pursuant to the Stock Settlement and Net Stock
                               Settlement provisions under Section III. above, UBS LLC for the account of UBS shall deliver all Settlement Shares to the Company's Customer
                               Account. Such Common Shares will serve as collateral until released by UBS LLC for the account of UBS in accordance with the settlement mechanics noted under III.E. above, or delivered to the Company pursuant to Section III.E.5.
                               Common Shares held in the Company's Customer
                               Account shall not be voted.

                               The Company covenants and agrees with UBS that Common Shares delivered by the Company pursuant to settlement events in accordance herewith will be duly authorized, validly issued and, upon receipt of the consideration therefor, fully paid and non-assessable. The issuance of such Common Shares will not require the consent, approval, authorization, registration, or qualification of any government authority, except such as shall have been obtained on or before the delivery date to UBS LLC for the account of UBS in connection with any registration statement filed with respect to any share or otherwise.

Solvency:                      Immediately following the execution of this
                               agreement, the Company will be solvent and able to pay its debts as they mature, will have capital sufficient to carry on business and all businesses in which it engages, and will have assets which will have a present fair market valuation greater than the amount of all of its liabilities.

Trading Authorization:         The following individuals and/or any individual
                               authorized in writing by the Chairman, President, Chief Financial Officer or Treasurer of the
                               Company are authorized by the Company to provide trading instructions to UBS LLC for the account of UBS with regard to this transaction.

                               Michael V. Prentiss     Thomas F. August,

                            FORWARD STOCK CONTRACT

                               Mark R. Doran,          Michael A. Ernst

                               UBS shall consult with the Company in advance with respect to the method and timing of any disposition that it proposes to make of any Common Shares delivered to it pursuant this Agreement or the related Purchase Agreement. UBS shall use its best efforts to cause such disposition to be made pursuant to the method and timetable and to the individuals or classes of individuals designated by the Company, provided that any such disposition pursuant to a Stock Settlement or Net Stock Settlement shall be completed within the applicable Unwind Period.

                            FORWARD STOCK CONTRACT

VII.     DELIVERY INSTRUCTIONS:

Party A:                       Chase, NYC
                               UBS Securities LLC
                               ABA 021000021
                               A/C No. ###-##-####
                               Attn: GED

Party B:                       Bank One Texas, NA
                               Acct. #010 990 4045
                               ABA 111 000 614
                               Location:  Dallas
                               Re: Prentiss Properties
                               Attn: D. Pennington

                               Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to Ms. Gale Herzing, 29th. Floor.

Yours faithfully,

Union Bank of Switzerland, London Branch:


By: /s/ L. Wood                        By: /s/ Adam Matthews
   --------------------------             ---------------------------
Name:   L. Wood                        Name:   Adam Matthews
Title:  Vice President                 Title:  Vice President
Date:                                  Date:


Prentiss Properties Trust


By: /s/ Michael Ernst                  By: /s/ Mark R. Doran
   --------------------------             ---------------------------
Name:   Michael Ernst                  Name:   Mark R. Doran
Title:  VP & Treasurer                 Title:  EVP & CFO
Date:                                  Date:


Prentiss Properties Acquisition Partners, L.P.
By: Prentiss Properties I, Inc. its general partner:


By: /s/ Michael Ernst                  By: /s/ Mark R. Doran
   --------------------------             ---------------------------
Name:   Michael Ernst                  Name:   Mark R. Doran
Title:  VP & Treasurer                 Title:  EVP & CFO
Date:                                  Date: